Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A of our report dated June 4, 2021 with respect to the audited financial statements of PHP Ventures Acquisition Corp. (“the Company”) as of May 26, 2021 and the related statements of operations, changes in stockholders’ equity and cash flow for the period from April 13, 2021 (inception) through May 26, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

July 14, 2021